UNITED STATES

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Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PALO ALTO NETWORKS, INC.

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Proxy Statement Supplement 2025 Annual Meeting of Shareholders December 1, 2025 © 2025 Palo Alto Networks, Inc. All rights reserved.

Forward Looking Statements This presentation includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical or current facts, including statements regarding our future prospects, corporate responsibility matters and plans, governance matters and plans, and executive compensation programs and plans, made in this presentation are forward-looking. We use words such as “anticipates,” “believes,” “continue,” “estimate,” “expects,” “future,” “intends”, “may,” “plan,” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. There are a significant number of factors that could cause actual results to differ materially from forward-looking statements made or implied in this press release, including: developments and changes in general market, political, economic, and business conditions; failure of our platformization product offerings; the ability to satisfy the conditions to the closing of our proposed acquisitions of CyberArk Software Ltd. (“CyberArk”) and Chronosphere, Inc. (“Chronosphere”), including receiving required regulatory approvals; the ability to consummate the proposed acquisitions of CyberArk and Chronosphere on a timely basis or at all; failure to achieve the expected benefits of our strategic partnerships and acquisitions, including the proposed acquisitions of CyberArk and Chronosphere; changes in the fair value of our contingent consideration liability associated with acquisitions; risks associated with managing our growth; risks associated with new product, subscription and support offerings, including our product offerings that leverage AI; shifts in priorities or delays in the development or release of new product or subscription or other offerings, or the failure to timely develop and achieve market acceptance of new products and subscriptions as well as existing products, subscriptions and support offerings; failure of our business strategies; rapidly evolving technological developments in the market for security products, subscriptions and support offerings; defects, errors, or vulnerabilities in our products, subscriptions or support offerings; our customers’ purchasing decisions and the length of sales cycles; our competition; our ability to attract and retain new customers; our ability to acquire and integrate other companies, products, or technologies in a successful manner; our debt repayment obligations; and our share repurchase program, which may not be fully consummated or enhance shareholder value, and any share repurchases which could affect the price of our common stock. Additional risks and uncertainties on these and other factors that could affect our financial results and the forward-looking statements we make in this presentation are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”and elsewhere in our Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on November 20, 2025, which is available on our website at investors.paloaltonetworks.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in other documents that we file with or furnish to the SEC from time to time. All forward-looking statements in this presentation are based on our beliefs and information available to management as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made. This presentation contains non-GAAP financial measures relating to the company’s past performance. You can find the reconciliati on of these measures to the nearest comparable GAAP financial measures in the appendix at the end of this presentation. © 2025 Palo Alto Networks, Inc. All rights reserved.

Supplemental Disclosure to Assist Shareholders Palo Alto Networks Board of Directors reaffirms all its recommendations • This presentation provides additional information for Palo Alto Networks shareholders to consider when determining how to vote with respect to: Proposal 1 (Election of Directors) Proposal 3 (Advisory Vote on Compensation of our Named Executive Officers) Proposal 6 (Elect Directors Annually) • ISS and Glass Lewis have issued formulaic advice on how shareholders may assess these proposals: Glass Lewis has recommended a vote against John Donovan in Proposal 1 ISS and Glass Lewis have recommended a vote against Proposal 3 ISS and Glass Lewis have recommended a vote for Proposal 6 • Respectfully, the Palo Alto Networks Board of Directors disagrees with the positions of ISS and Glass Lewis and reaffirm their recommendation that shareholders vote: “” all director nominees in Proposal 1, including John Donovan “FOR” Proposals 2, 3, and 4 “AGAINST” Proposals 5 and 6 © 2025 Palo Alto Networks, Inc. All rights reserved.

Advisory Vote on Named Executive Officer Compensation © 2025 Palo Alto Networks, Inc. All rights reserved. Proprietary and confidential information.

We obtained feedback from shareholders representing 53% of our shares Undertook extensive shareholder engagement efforts in Fiscal 2025 to obtain our shareholders’ views on executive compensation and other matters • Shareholder engagement drives increased accountability to our shareholders by helping form our commitments, improves our decision making, and helps lead to creating long-term shareholder value • Shareholders appreciated the changes made to our executive compensation program in fiscal 2025, previewed in our 2024 Proxy Statement © 2025 Palo Alto Networks, Inc. All rights reserved

Meaningful Changes to 2025 Executive Compensation Programs Key changes for fiscal 2025 previewed in our 2024 Proxy Statement are now fully implemented Shareholder Feedback Shareholders offered mixed feedback on our CEO’s maximum annual equity payout: ● Active portfolio managers viewed the compensation as necessary to retain our CEO in a competitive talent market ● Passive investors felt the compensation is high, but offered no specific quantitative feedback Follow through on our 2024 proxy statement commitment to reduce the PSU maximum payout Follow through on our 2024 proxy statement commitment to align performance measures for long-term incentive equity awards, and clearly show a pay-for-performance connection Follow through on our 2024 proxy statement commitment to refine the structure of the annual incentive plan to include clear performance thresholds Follow through on our commitment to not make onetime equity awards to our CEO with vesting or performance metrics that overlap with the June 2023 retention grant What We Did in Fiscal 2025 ● We balanced shareholder views and maintained aggressive performance targets tied to strategic and financial goals, providing above-target payouts only for meaningful outperformance ● This addresses active managers’ views by enabling and incentivizing CEO retention, and passive investors’ views by linking compensation payouts to performance that drives meaningful shareholder returns through aggressive target setting ● Reduced maximum payout of outstanding PSUs by 33%, from 600% to 400% of target payout, which we previewed in our fiscal 2024 proxy statement ● Followed through on our 2024 proxy statement commitment by aligning financial performance measures to our long-term strategy for all PSUs and remaining PSU performance periods by using NGS ARR and annual Non-GAAP EPS given our strategy shift to platformization in fiscal 2024, which helped contribute to a year of strong financial achievement ● Followed through on our 2024 proxy statement commitment by clearly defining and disclosing threshold performance levels for each financial metric so that there is no payout if achievement is more than 10% below either target performance measure● Followed through on our commitment, and awarded no one-time equity awards granted to our CEO (or any other NEO) in fiscal 2025 © 2025 Palo Alto Networks, Inc. All rights reserved.

Additional changes adopted for 2026 Executive Compensation Programs Shareholder Feedback Led to Further Changes to our Fiscal 2026 Executive Compensation Programs Shareholder Feedback Our shareholders asked us to consider whether the TSR modifier in the executive PSUs is disproportionately weighted toward upside opportunity Continued discussion around maintaining our commitment to a rigorous and clear linkage between pay and performance Looking Ahead to What We Did in Fiscal 2026 ● For fiscal 2026, we increased the target relative TSR for a 1.0x achievement in the relative TSR modifier to be the 55th percentile rank from the 50th percentile rank ● For fiscal 2026, the maximum and threshold achievement for the NGS ARR performance measure has been increased 33.3% to require outperforming or underperforming the NGS ARR target by at least $400 million, instead of $300 million © 2025 Palo Alto Networks, Inc. All rights reserved

Fiscal 2025 Target Pay Decisions We follow a structured decision making process for clear pay-for-performance alignment and continued to meet all 15 key commitments to our shareholders Met our 15 key commitments to shareholders Decision Making Inputs for FY25 Target Pay (see page 81 of our 2025 Definitive Proxy Statement) again in fiscal 2025, including notably: Financial Shareholder Strategic Performance Other Performance Returns Objectives Assessment Considerations Maintain a robust shareholder outreach program Executive compensation is overwhelmingly As For CEO determined • Say on Pay performance based and at risk Fiscal 2024 by Board and results vs. 1, 2 and 3 Ensure ongoing incentive goals are shareholder plan and year TSR Fiscal 2024 feedback challenging with targets set at or above consensus performance Strategic • Retention on key relative to Objectives management guidance • Tenure / Time financial peers For Other As in role measures Not grant our CEO additional one-time NEOs determined • Role criticality by CEO equity awards of any variety with overlapping vesting or performance metrics with the June 2023 retention grant © 2025 Palo Alto Networks, Inc. All rights reserved.

Fiscal 2025 Target Pay

Increase in CEO compensation aligned with continued strong performance

Fiscal 2025 Decision Making Inputs

Decisions made in August 2024 based on Fiscal 2024 performance

Financial Performance(1)

✓ **Met or exceeded fiscal 2024 plan and external consensus on key financial measures (NGS ARR, Non-GAAP EPS)**

Shareholder Returns(2)

✓ **1-year and 3-year rTSR at 66th and 100th percentile vs. peer group**

Strategic Objectives

✓ ***Executed on corporate objectives including accelerated platformization strategy, category leadership, and employer of choice***

Performance Assessment

✓ ***The Board is unanimous in its confidence in Mr. Arora, his leadership, and his strategy for the Company to face the inflection point brought by the burgeoning AI era***

Fiscal 2025 CEO Compensation

	Fiscal 2024 Target	Fiscal 2025 Target	
Annual Salary	$1.0M	$1.0M	
Target Bonus	$1.0M	$1.0M	
Equity Compensation (100% at risk)*	$40.0M	$44.0M	
Total Target	**$42.0M**	**$46.0M**	**+9.5%**
% Performance Based	**97.6%**	**97.8%**	
Percentile vs. Peers**	**91st**	**87th**	

** Represents target value of grant and excludes one-time fiscal 2023 retention award.*
*** Based on Independent Compensation Consultant Market Assessments provided to the Compensation and People Committee.*

Aggregate target pay for other NEOs increased only $3.5 million in Fiscal 2025 excluding Mr. Zuk (See *Appendix* for detail)
(Mr. Zuk did not receive an equity grant in Fiscal 2025)

© 2025 Palo Alto Networks, Inc. All rights reserved.

(1)"Vs. Consensus" is based on analyst consensus as of August 23, 2023.
(2)Relative TSR vs. peer group is calculated based on the starting and ending trading prices immediately before our fiscal year start (7/31/23) and at our fiscal year end (7/31/24).

paloalto

Executive Compensation Validated by Financial Results Pay-for-performance underscores our executive compensation program, and helped contribute to strong results across revenue, NGS ARR, and Non-GAAP EPS in fiscal 2025, including against our compensation peer group Next-Generation Security ARR* Total Revenue Growth Non-GAAP EPS** * Next-Generation Security Annual Recurring Revenue (or “NGS ARR”) is the annualized allocated revenue of all active contracts as of the final day of the reporting period related to all product, subscription and support offerings, excluding revenue from hardware products, and legacy attached subscriptions, support offerings and professional services. ** Please refer to the Appendix for a reconciliation of GAAP to non-GAAP measures. (1) Peer data represents the weighted average measure of our 2025 compensation peer group members, based on size of the relevant measure, that were publicly traded as of July 31, 2025, with a comparable measure reported for the peer’s last fiscal year end. Synopsys, Inc. has been excluded from the results shown for our compensation peer group because its divestiture of its Software Integrity business that occurred during the measurement periods reflected would lead to results not being comparable. (2) Represents the compound annual growth rates over each company’s last three fiscal years for the relevant measure if reported throughout the measurement period, and based on a weighted average basis, based on the size of the relevant measure. © 2025 Palo Alto Networks, Inc. All rights reserved.

We reward the achievement of aggressive performance targets Maximum realizable value of named executive officer equity compensation is tied to rigorous performance targets, which ensures above-target payouts require meaningful financial outperformance, directly linking significant compensation to substantial shareholder value creation PSU Total Payout for Recent Completed Performance Periods PSU Current Tracking for Completed Financial Performance PeriodsSee pages 87-90 of our 2025 Definitive Proxy Statement for more information (1) “FY22 PSUs” represents the actual payout percentage relative to the target amount of PSUs based on the three-year average achievement of 102.7% for the financial performance measure, which was year-over-year revenue growth for each year, and a 1.5x relative Total Shareholder Return (“rTSR”) modifier, as a result of a TSR percentile rank at the 98th percentile relative to the S&P 500. The maximum possible payout for the fiscal 2022 PSUs was 300%. “FY23 PSUs” represents the actual payout percentage relative to the target amount of PSUs based on the three-year average achievement of approximately 136% for the financial performance measures, and a 2.0x rTSR modifier, as a result of a TSR percentile rank at approximately the 93rd percentile relative to the S&P 500. (2) “FY24 PSUs” and “FY25 PSUs” each represent the results of the financial performance measures through fiscal year end 2025, which is an average of 108% for two completed fiscal years of the fiscal 2024 PSUs, and an average of 216% for one completed fiscal year of the fiscal 2025 PSUs, respectively, relative to the 300% maximum potential achievement for the financial performance measures. The maximum payout potential under the terms of the fiscal 2024 and fiscal 2025 PSUs is 400%; however, we have not provided or incorporated an estimate for the rTSR modifier because it is measured ove r the full three-year performance period.

CEO perquisites reflect sound risk management Compensation and People Committee carefully reviews and approves perquisites every year • CEO “all other compensation” reported in the Summary Compensation Table was ~$2.68M in Fiscal 2025 • Reasonableness of the personal benefits to our CEO are reviewed annually by our Compensation and People Committee to ensure the Company obtains significant value and a fair price on the services provided • Approximately 88% of the reported “All Other Compensation” are from security measures Security measures include a requirement that Mr. Arora’s personal travel be done using charter aircraft and a company automobile, which measures were implemented based on the recommendations of a third-party risk management and security consulting firm (see pages 109-110 of our 2025 Definitive Proxy Statement for more information) • Our Compensation and People Committee continues to believe that the negative value of a business disruption caused by a security incident involving Mr. Arora would far outweigh these annual costs Our Compensation and People Committee believes that the amounts paid by the Company for this security program have been reasonable, necessary and in the best interest of our shareholders, including in light of the current climate and security risks profile for Mr. Arora © 2025 Palo Alto Networks, Inc. All rights reserved.

ISS’s recommendation on our say-on-pay proposal is shortsighted and not compelling • Significant shareholder engagement led to positive, meaningful changes in our executive compensation programs, as detailed in this presentation and our 2025 Definitive Proxy Statement, which ISS itself acknowledges • These changes prioritize pay-for-performance, aligning PSU metrics with long-term strategy (adopting NGS ARR and Non-GAAP EPS as our financial measures, replacing billings growth) • Meaningfully reduced PSU maximum payout to a 400% maximum, and ensured above-target payouts require meaningful outperformance and shareholder value creation • ISS’s and Glass Lewis’s recommendations appear based solely on the belief that the CEO’s target and maximum compensation opportunities are excessive and increased year-over-year, despite significant shareholder value creation ISS’s report even noted that “CEO pay increased significantly amid sustained outperformance against the industry” • ISS also highlights above-target payouts for fiscal 2023 PSUs, even though there was one year of below threshold performance, to highlight its concern about the relative TSR modifier Over the three-year period, financial metrics averaged 136% of target due to strong performance in two years, and a 2.0x relative TSR modifier from a TSR at the 93rd percentile rank compared to the S&P 500 • We are confident our compensation practices align with our pay-for-performance philosophy and have driven shareholder value creation by appropriately incentivizing our CEO and other NEOs © 2025 Palo Alto Networks, Inc. All rights reserved.

Declassification Shareholder Proposal © 2025 Palo Alto Networks, Inc. All rights reserved. Proprietary and confidential information.

Our classified Board structure is in the best interests of our shareholders We are committed to strong corporate governance, and the Board regularly reviews our governance structure, including our staggered election of directors • A classified board encourages long-term focus and enhances Board quality and independence The Board believes that annual elections of all directors can, in some cases, lead to short-term focus or an over-concentration on immediate results • A classified Board provides continuity, stability and institutional knowledge and is critical to the Company’s current strategic priorities Provides stability and ensures that, at any given time, a majority of the directors serving on the Board have substantial knowledge of the Company, our business, our history, our culture, and our strategic goals The unprecedented acceleration of generative and agentic AI, coupled with our recent entry into agreements to acquire CyberArk and Chronosphere, respectively, demands unwavering focus and stability at the Board • A classified Board protects shareholder value Enhances our ability to achieve long-term value for our shareholders by safeguarding us against unsolicited efforts of a hostile third party to take control of us, especially without paying fair value for the Company or its assets • Accountability to shareholders All of our directors, regardless of the length of their term, have a fiduciary duty under Delaware law to act in a manner they believe to be in the best interests of the Company and our shareholders © 2025 Palo Alto Networks, Inc. All rights reserved.

Director Nominations © 2025 Palo Alto Networks, Inc. All rights reserved. Proprietary and confidential information.

Glass Lewis’s “Against” Recommendation on Director Nominee Lacks Merit Dogmatic adherence to default policy positions fails to recognize the outsized contributions of John Donovan as our Lead Independent Director and his overwhelming support from shareholders • Mr. Donovan adds significant value due to his deep business and technical knowledge, strong relationship with Mr. Arora, independent and effective oversight of executive leadership, experience leading a large multinational company, and strong corporate governance background • Glass Lewis’s “against” recommendation stems from their dogmatic disapproval of our forum selection bylaw and the reduced disclosure of Board diversity demographics in our 2025 Proxy Statement • Despite the fact that forum selection bylaws are common and have been adopted by most S&P 500 companies and reduce costs while improving predictability, Glass Lewis retains its dogmatic position • Glass Lewis’s policies are inconsistent with the fact that public companies are no longer required to disclose Board diversity demographic information • As Lead Independent Director, John Donovan leads our highly successful shareholder engagement program, and personally met with shareholders representing 35% of outstanding shares during fiscal 2025, playing a central oversight role and direct link to shareholders • Glass Lewis’s “against” recommendation for John Donovan is not in the best interests of Palo Alto Networks or our shareholders, and is emblematic of Glass Lewis’s formulaic approach to corporate governance © 2025 Palo Alto Networks, Inc. All rights reserved.

Appendix © 2025 Palo Alto Networks, Inc. All rights reserved. Proprietary and confidential information.

Fiscal Fiscal 2024 vs. Fiscal 2025 Target Pay for Other Named Executive Officers ($000s) Dipak Golechha William “BJ” Jenkins Lee Klarich Nir Zuk* Chief Financial Officer President Chief Product Officer Chief Technology OfficerFY24 FY25 FY24 FY25 FY24 FY25 FY24 FY25 Base Salary $600 $600 $750 $750 $550 $550 ¤1,482 $430Target Annual Bonus $600 $600 $750 $750 $550 $550 ¤1,482 $430 Equity Compensation (100% Performance-Based $10,000 $13,000 $10,000 $13,000 $7,500 $5,000 $8,000 Not granted Restricted Stock UnitsTotal Target $11,200 $14,200 $11,500 $14,500 $8,600 $6,100 N/A N/AY/Y Change Total Target +27% +26% -29% N/A**+$3,000 +$3,000 -$2,500 -$8,000 (from PSUs)

GAAP to Non-GAAP Reconciliations – EPS

Non-GAAP net income per share, diluted:	FY'22	FY'23	FY'24	FY'25
GAAP net income per share, diluted	$(0.45)	$0.64	$3.64	$1.60
Share-based compensation-related charges	1.71	1.79	1.73	1.98
Acquisition-related cost[1]	0.01	0.03	0.02	(0.15)
Amortization expense of acquired intangibles assets	0.21	0.15	0.17	0.23
Litigation-related charges[2]	0.01	0.01	0.30	(0.04)
Restructuring and other costs[3]	0.04	0.00	-	-
Non-cash charges related to convertible notes[4]	0.01	0.01	0.00	0.00
Foreign currency (gain) loss associated with non-GAAP adjustments	0.00	0.00	-	-
Income tax and other tax adjustments[5]	(0.28)	(0.41)	(3.02)	(0.28)
Non-GAAP net income per share, diluted	$1.26	$2.22	$2.84	$3.34

[1] Consists of acquisition transaction costs, share-based compensation related to the cash settlement of certain equity awards, change in fair value of contingent consideration liability, and costs to terminate certain employment, operating lease, and other contracts of the acquired companies.
[2] Consists of the amortization of intellectual property licenses and covenant not to sue. Also includes a legal contingency chage and a litigation settlement charge in FY'24, and a legal contingency credit in FY'25.
[3] Consists of adjustments to restructuring and other costs.
[4] Consists of non-cash interest expense for amortization of debt issuance costs related to our convertible notes.
[5] Consists of income tax adjustments related to our long-term non-GAAP effective tax rate of 22%. In FY'23, it included tax benefits from releases of tax reserves related to uncertain tax positions resulting from tax settlements. In FY'24, it included a tax benefit from a release of our valuation allowance on U.S. federal, U.S. states other than California, and United Kingdom deferred tax assets. In FY'25, it included a one-time deferred tax provision adjustment relating to the enactment of One Big Beautiful Bill.

Fiscal year ends on July 31.

© 2025 Palo Alto Networks, Inc. All rights reserved.